Exhibit (d)(11)(i)

TD Greystone Asset Management Greystone Managed Investments Inc. Regina (Head Office) 300 Park Centre 1230 Blackfoot Drive Regina, Saskatchewan S4S 7G4

September 26, 2019

Greystone Managed Investments Inc.

300-1230 Blackfoot Drive

Regina, Saskatchewan S4S 7G4

TDAM USA Inc.

161 Bay Street, 35th Floor, TD Canada Trust Tower

Toronto, Ontario M5J2T2

Re:	Transamerica International Growth

Ladies and Gentlemen:

We refer to that certain Investment Subadvisory Agreement dated as of November 1, 2018 by and between Transamerica Asset Management, Inc. and Greystone Managed Investments Inc. (“Greystone”) with respect to Transamerica International Growth, a series of Transamerica Funds (the “Agreement”).

Greystone is an indirect wholly-owned subsidiary of The Toronto Dominion Bank (“TD Bank”). Effective September 30, 2019, Greystone will transfer the Agreement to TDAM USA Inc. (TDAM USA”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, and a subsidiary of TD Bank. The transfer of the Agreement from Greystone to TDAM USA will not constitute an “assignment” of the Agreement under the Investment Company Act of 1940, as amended.

Effective September 30, 2019, the Agreement is hereby assumed in its entirety by TDAM USA, except that all references to Greystone shall be replaced with references to TDAM USA. TDAM USA agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of Greystone thereunder. The Agreement shall continue in full force and effect as set forth therein for the remainder of its tern.

This letter agreement shall be governed by the laws of the state of New York and may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

TD Greystone Asset Management represents Greystone Managed Investments Inc., a wholly-owned subsidiary of Greystone Capital Management Inc. (“GCMI”). GCMI is a wholly-owned subsidiary of The Toronto-Dominion Bank. ®The TD logo and other trade-marks are the property of The Toronto-Dominion Bank

TD Greystone Asset Management

Please sign below to evidence your agreement with the terms hereof.

GREYSTONE MANAGED INVESTMENTS INC.

By:	/s/ Jacqueline Hatherly
Name:	Jacqueline Hatherly
Title:	Chief Compliance Officer

TDAM USA INC.

By:	/s/ David A. Barnett
Name:	David A. Barnett
Title:	Chief Compliance Officer

Acknowledged:

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

TD Greystone Asset Management represents Greystone Managed Investments Inc., a wholly-owned subsidiary of Greystone Capital Management Inc. (“GCMI”). GCMI is a wholly-owned subsidiary of The Toronto-Dominion Bank. ®The TD logo and other trade-marks are the property of The Toronto-Dominion Bank